Filed Pursuant to Rule 424(b)(5)

Registration No. 333-250936

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 3, 2020)

1,487,601 SHARES OF COMMON STOCK

We are offering an aggregate of 1,487,601 shares of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MOSY.” On February 16, 2021, the last reported sale price of our common stock on Nasdaq was $6.26 per share.

You should read carefully this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus, together with the additional information described in this prospectus under the headings “Information Incorporated by Reference” before you invest in any of our securities.

As of February 16, 2021, the aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $28,015,453, based on 4,518,883 shares of common stock outstanding as of February 16, 2021, of which 4,475,312 shares were held by non-affiliates, and a per share price of $6.26, which was the last reported sale price of our common stock on The Nasdaq Capital Market on February 16, 2021. Pursuant to General Instruction I.B.6 of Form S-3, in no event during the period of twelve calendar months immediately prior to, and including, the sales under this prospectus supplement, will we sell our common stock in a public primary offering with a value exceeding more than one-third of the aggregate market value of the common stock held by non-affiliates so long as our public float remains below $75 million. Including securities being offered in this prospectus supplement, we have offered and sold $9,338,085 worth of our securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement.

Investing in our common stock involves risks, including that the trading price of our common stock has been subject to volatility and investors in this offering may not be able to sell their shares of common stock above the actual offering price or at all. You should carefully read and consider the “Risk Factors” beginning on page S-7 of this prospectus before investing. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have retained A.G.P./Alliance Global Partners to act as our placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase shares of common stock in this offering. The placement agent has no obligation to buy any shares of common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of shares of common stock. There is no required minimum number of shares of common stock that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the shares of common stock offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of common stock sufficient to pursue the business goals outlined in this prospectus supplement and the accompanying prospectus. In addition, because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of shares of common stock offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

	Per share	Total
Public offering price	$5.00	$7,438,005
Placement Agent Fees (1)	$0.35	$520,660
Proceeds to us (before expenses)	$4.65	$6,917,345

(1)

We have agreed to reimburse the placement agent for certain out-of-pocket expenses. For additional information about the compensation paid to the placement agent, see “Plan of Distribution” on page S-11.

Delivery of the shares offered hereby is expected to be made on or about February 19, 2021.

Placement Agent

A.G.P.

Prospectus Supplement dated February 17, 2021.

PROSPECTUS SUPPLEMENT

In this prospectus supplement, “MoSys,” the “Company,” “we,” “us,” and “our” refer to MoSys, Inc. and its subsidiaries.

You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should not rely on it. This prospectus supplement and the accompanying prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as applicable, even though this prospectus supplement and the accompanying prospectus may be delivered or shares may be sold under this prospectus supplement and the accompanying prospectus on a later date.

S-i

ABOUT THIS PROSPECTUS

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

Unless the context indicates otherwise, all references in this prospectus to “MoSys,” “we,” “us,” “our company” and “our” refer to MoSys, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus supplement.

Our Company

We are a fabless semiconductor company focused on the development and sale of integrated circuits, or ICs, for the high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets. Our solutions deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. Our primary product line is marketed under the Accelerator Engine name and comprises our Bandwidth Engine and Programmable HyperSpeed Engine IC products, which integrate our proprietary, 1T-SRAM high-density embedded memory and a highly-efficient serial interface protocol resulting in a monolithic memory IC solution optimized for memory bandwidth and transaction access performance. Further performance benefits can be achieved to offload statistical, search or other custom functions using our optional integrated logic and processor elements.

As data rates and the amount of high-speed processing increase, critical memory access bottlenecks occur. Our Accelerator Engine ICs dramatically increase memory accesses per second, removing these bottlenecks. In addition, the serial interface and high-memory capacity reduce the board footprint, number of pins and complexity, while using less power. To complement our Accelerator Engine ICs and utilize our technology we have recently introduced a new Virtual Accelerator Engine, or VAE, product line that leverages our proprietary graphical memory engine technology to provide data classification capabilities. Our VAE products include software, firmware and related IP and are hardware agnostic and operate with or without one of our Accelerator Engine IC products. We expect to begin licensing these products for customer production in the first half of 2021.

Our LineSpeed IC product line comprises non-memory, high-speed serialization-deserialization interface, or SerDes I/O, physical layer, or PHY, devices that ensure signal integrity between interfaces which is commonly referred to as clock data recovery, or CDR, or retimer functionality, which perform multiplexing to transition from one speed to another, commonly referred to as Gearbox functionality. These PHY devices reside within optical modules and on networking equipment line cards designed for next-generation Ethernet and optical transport network applications.

The address and phone number of our principal executive offices are MoSys, Inc., 2309 Bering Drive, San Jose, CA 95131, (408) 418-7500.

Our Strategy

Our primary business objective is to be a profitable IP-rich fabless semiconductor company offering ICs and related software and IP that deliver unparalleled memory bandwidth and access rate performance for high-performance data processing in cloud networking, security appliances, video, test and monitoring, and data center systems.

Our Products

Our IC Products

Accelerator Engines

Our Accelerator Engine IC products, include the Bandwidth Engine, which is targeted for high-performance applications where throughput is critical, and the Programmable HyperSpeed Engine, which combines the features of the Bandwidth Engine with 32 RISC processors to allow user-defined functions or algorithms to be embedded in the Programmable HyperSpeed Engine.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that has been designed to be a high-performance companion IC to packet processors. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;

•	reduce power consumption by approximately 50%;

•	reduce cost by greater than 50%; and

•	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5Gbps per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We continue to win new designs for this device family, and expect these products to be our primary revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count and cost savings to our customers.

Programmable HyperSpeed Engine

Our Programmable HyperSpeed Engine IC products further leverage our proven serial interface technology and high-density integrated memory with the processor engine architecture to enable high-speed customizable search, security, and data analysis functions for networking, security, and data center applications, as well as new markets such as video and compute acceleration. The product architecture features 32 search-optimized processor engines, data flow schedulers, and over a terabit of internal access bandwidth. The device leverages our GCI interface technology and high-density integrated memory (1152Mb of 1T-SRAM embedded memory).

4

QPR

During 2020, we launched a new line of memory ICs, our quad partition rate, or QPR, family of low cost, ultra-high speed SRAM memory devices optimized for FPGA-based systems.

Our QPR memory technology features an architecture that allows for parallel accesses to multiple partitions of the memory simultaneously and allows access of up to 576 bits per read or write cycle. The QPR device includes four independent partitions per input/output and each partition functions as a stand-alone random-access SRAM. The high-performance interface, larger density and the multiple partitions work together to support multiple independent functional blocks within an FPGA with one QPR device. The MoSys MSQ220 and MSQ230 QPR devices are ideally suited for random-access applications. MoSys also offers an optional FPGA RTL memory controller to simplify the interface to its high capacity 567Mb or 1Gb devices. We also offer an RTL memory controller that presents an SRAM-like interface to simplify the QPR design effort.

The target applications are FPGA-based and include a broad range of markets, including test and measurement, 5G networks, router, switching, security, computational storage, database acceleration, Big Data, aerospace and defense, advanced video, high-performance computing, machine learning and AI and other data-driven areas.

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G PHYs, is designed to support industry standards and includes gearbox, Multi-Link Gearbox, or MLG, and high density CDR/retimer devices designed to enable Ethernet and OTN line card applications to support the latest electrical and optical interfaces.

IP Licensing

1T-SRAM

Historically, we licensed our IT-SRAM memory and SerDes interface technologies on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies. Most of these licensees incorporated our technology into ICs that they sold to their customers, and, in the case of IT-SRAM licenses, pay a royalty to us for each IC shipped that incorporates our technology. Royalty and other revenue generated from our legacy IP agreements represented 12% and 7% of our total revenues for 2020 and 2019, respectively.

Virtual Accelerator Engines

Recently, we announced our new VAE product line that consists of software, firmware and other IP, such as register-transfer level, or RTL, code and utilizes a common application programming interface and common RTL interface to facilitate platform portability. This new product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. These function accelerator platform products are hardware agnostic and operate with or without one of our Accelerator Engine ICs.

Our initial VAE product is our graph memory engine, or GME, accelerator IP, which is part of our packet classification platform, for performing embedded search and classification of packet headers. A typical use would be an alternative to ternary content-addressable memory, or TCAM, which is a specialized type of high-speed memory that searches its entire contents in a single clock cycle. Our proprietary platform software enables the compilation of TCAM images into graphs for GME processing.

We believe the technology will generate new opportunities that require less up-front architectural changes by system designers and provide a scalable performance roadmap of options using our Accelerator Engine ICs. We began pursuing license opportunities for our VAE products in 2020 and expect to begin achieving production licenses for these products in 2021.

Recently, we announced our new Software Accelerator product line consisting of software and IP available for license. This new product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. These function accelerator platform products are hardware agnostic and operate with or without one of our Accelerator Engine ICs. This software-defined, hardware-accelerated platform architecture utilizes an internally developed graphical memory engine architecture to provide flexible data classification and analysis capability. We believe the technology will generate new opportunities that require less up-front architectural changes by system designers and provide a scalable performance roadmap of options using our Accelerator Engine ICs. We expect our initial Software Accelerator products to be available for license in the first half of 2020.

THE OFFERING

Common Stock Offered	1,487,601 shares

Shares of Common Stock Outstanding Before this Offering	4,518,883 shares

Shares of Common Stock Outstanding After This Offering	6,006,484 shares

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital and debt repayment. See “Use of Proceeds” for additional information.

Risk Factors	Investing in our common stock involves a high degree of risk and purchasers of shares of our common stock may lose their entire investment. See “Risk Factors” on page S-5 below and the other information included elsewhere in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq Symbol	“MOSY”

The number of shares of our common stock to be outstanding immediately before and after this offering is based on 4,518,883 shares outstanding as of February 16, 2021, and excludes, as of such date:

•	141,589 shares of common stock issuable upon conversion of the Senior Secured Convertible Notes due August 15, 2023;

•	159,081 shares of common stock issuable upon exercise of outstanding stock options;

•	57,858 shares of common stock issuable upon vesting of restricted stock units;

•	71,000 shares of common stock available for future issuance under the Company’s equity incentive plans;

•	33,125 shares of common stock issuable upon exercise of warrants dated July 2017 at $47.00 per share;

•	940,083 shares of common stock issuable upon exercise of warrants dated October 2018 at $2.40 per share; and

•	any additional shares of common stock issued after February 16, 2021, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants described above, and no vesting of restricted stock units described above.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed in this prospectus supplement, the accompanying prospectus, or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this prospectus supplement, the accompanying prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose part or all of your investment.

Risks Related to This Offering

This is a best efforts offering, no minimum amount of shares is required to be sold, and we may not raise the amount of capital we believe is required for our business.

We have retained A.G.P/Alliance Global Partners to act as our placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the shares of common stock in this offering. The placement agent has no obligation to buy any of the shares of common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the shares of common stock offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of shares sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of shares offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management has broad discretion as to the use of the net proceeds from this offering.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, and these uses may vary from our current plans. Our management will have discretion in the application of the net proceeds, including for working capital, repayment of debt and general corporate purposes as described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares of common stock issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933 (the “Securities Act”).

Our ability to utilize our net operating loss carryforwards may be limited as a result of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

As of December 31, 2019, we had approximately $200.2 million of net operating loss (“NOL”) carryforwards for U.S. federal tax purposes. Under U.S. federal income tax law, we generally can use our NOL carryforwards (and certain related tax credits) to offset ordinary taxable income, thereby reducing our U.S. federal income tax liability, for up to 20 years from the year in which the losses were generated, after which time they will expire. Our California NOL carryforwards (and certain related tax credits) generally may be used to offset future state taxable income for 20 years from the year in which the losses are generated, depending on the state, after which time they will expire. The rate at which we can utilize our NOL carryforwards is limited (which could result in NOL carryforwards expiring prior to their use) each time we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code. A Section 382 ownership change generally occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 generally would impose an annual limit on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOL carryforwards equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the U.S. federal long-term tax-exempt interest rate in effect at the time of the ownership change. A number of special and complex rules apply in calculating this Section 382 limitation. While the complexity of Section 382 makes it difficult to determine whether and when an ownership change has occurred, and a formal study has not been performed, we believe that a Section 382 ownership change occurred as a result of a financing effected in October 2018. The Company believes this Section 382 limitation will result in substantially all of our federal and state NOLs federal tax credit carryforwards incurred prior to October 2018 expiring before they can be utilized. An additional ownership change may occur upon the consummation of this offering. In addition, our ability to use our NOL carryforwards will be limited to the extent we fail to generate enough taxable income in the future before they expire. Existing and future Section 382 limitations and our inability to generate enough taxable income in the future could result in a substantial portion of our NOL carryforwards expiring before they are used. We have recorded a full valuation allowance for our deferred tax assets.

Risks Related to COVID-19

The full effects of COVID-19 and other potential future public health crises, epidemics, pandemics or similar events are uncertain and could have a material and adverse effect on our business, financial condition, operating results and cash flows.

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the world economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions U.S. and foreign government agencies continue to take to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted.

In accordance with applicable U.S. governmental ordinances generally exempting essential businesses and/or critical infrastructure workforces from mandated closures and orders to “shelter-in-place,” we are operating in support of essential products and services, subject to limitations and requirements in applicable state and county orders. We have been complying with county and state orders and have implemented a teleworking policy for our employees and contractors and significantly minimized the number of employees who visit our office. Since the outbreak of COVID-19, while we have experienced increased lead times for wafers, substrates and assembly services, we have experienced minimal impact on our production operations and have been able to satisfy all customer purchase orders timely. However, a facility closure, work slowdowns or temporary stoppage at one of our manufacturing suppliers could occur, which could have a longer-term impact and could delay our production and ability to conduct business and negatively impact our business, financial condition, operating results and cash flows.

If our workforce is unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. We may be unable to produce and sell our IC products, and our costs may increase as a result of the COVID-19 outbreak. The impacts could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We may be unable to access the capital markets in the future, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

Risks Related to Ownership of Our Common Stock

We may incur additional debt in the future, subject to certain limitations contained in our Senior Secured Convertible Notes.

The degree to which we are leveraged and the restrictions governing our indebtedness could have important consequences including, but not limited to:

•	limiting our ability to service all of our debt obligations;

•	impacting our ability to incur additional indebtedness or obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes;

•	increasing our vulnerability to general economic downturns and adverse industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	limiting our ability to engage in certain transactions or capitalize on acquisition or other business opportunities.

If we are in violation of the terms of our Senior Secured Convertible Notes in the future and do not receive a waiver, the note holders could choose to accelerate payment on all outstanding loan balances. If we needed to obtain replacement financing, we may not be able to quickly obtain equivalent or suitable replacement financing. If we are unable to secure alternative sources of funding, such acceleration would have a material adverse impact on our financial condition.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Under our certificate of incorporation, our board of directors may issue up to 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

You will experience immediate dilution in the net tangible book value per share of the common stock purchased in the offering.

Since the offering price of our common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock outstanding prior to this offering, you will suffer dilution in the book value of the common stock you purchase in this offering. The exercise of outstanding stock options and warrants, or the conversion or exchange of other securities, may result in further dilution of your investment. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

Potential volatility of the price of our common stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our common stock. Historically, the stock market, as well as our common stock, has experienced significant price and volume fluctuations. The closing market price for our common stock has varied between a high of $6.26 on February 16, 2021, and a low of $0.84 on March 23, 2020, in the twelve-month period ended February 16, 2021. During this time, the price per share of common stock has ranged from an intra-day low of $0.78 per share to an intra-day high of $6.29 per share. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our common stock trades to unsustainably high levels, it    is likely that the market price of our common stock will thereafter experience a material decline. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. In addition, if we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for semiconductor stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock or other securities, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

For example, the registration statement that this prospectus supplement forms a part of allows us to issue any combination of our common stock, preferred stock, warrants, units and subscription rights from time to time until expiry in December 2023 for an aggregate offering price of up to $25 million, subject to certain limitations.

In addition, in connection with this offering, we are offering 1,487,601 shares of common stock, which amount is approximately 33% of the amount of shares of common stock outstanding as of February 16, 2021.

Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under this prospectus supplement may cause the trading price of our common stock to decline given the amount of shares of common stock that is issued. The sale of a substantial number of shares of our common stock under this prospectus supplement, or the anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and we are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes- Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock currently trades on the Nasdaq Stock Market under the symbol “MOSY.” This market has continued listing standards that we must comply with in order to maintain the listing of our common stock. The continued listing standards include, among others, a minimum bid price requirement of $1.00 per share and any of: (i) a minimum stockholders’ equity of $2.5 million; (ii) a market value of listed securities of at least

$35.0 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years. Our results of operations and fluctuating stock price directly impact our ability to satisfy these continued listing standards. In the event we are unable to maintain these continued listing standards, our common stock may be subject to delisting from the Nasdaq Stock Market.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;

•	a reduced amount of analyst coverage;

•	a decreased ability to issue additional securities or obtain additional financing in the future;

•	reduced liquidity for our stockholders;

•	potential loss of confidence by customers, collaboration partners and employees; and

•	loss of institutional investor interest.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $6.8 million from the sale of shares of our common stock in this offering, after deducting placement agent fees and estimated offering expenses of approximately $0.6 million payable by us, at the public offering price of $5.00 per share.

We intend to use the net proceeds from this public offering for working capital, repayment of debt and general corporate purposes (including research and development and sales and marketing, and capital expenditures). However, the amount and timing of what we actually spend for these purposes may vary and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment-grade debt securities.

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the amount set forth above. We may sell fewer than all of the shares of common stock offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us.

DILUTION

Purchasers of our common stock will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2020, was approximately $3,901,736, or $1.10 per share. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after giving effect to this offering.

2 Based on the sale by us of 1,487,601 shares of our common stock at the offering price of $5.00 per share and after deducting the placement agent’s fees and other expenses, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $10,721,736[, or $2.87 per share. This represents an immediate dilution to purchasers in this offering of $2.13per share. The following table illustrates this per-share dilution:

Offering price per share		$5.00
Tangible book value per common share as of September 30, 2020	$1.10
Increase in tangible book value per common share attributable to this offering	$1.03
As adjusted tangible book value per common share after this offering		$2.13
Dilution in tangible book value per common share to new investors		$2.87)

The discussion above is based on 3,553,184 shares of our common stock outstanding as of September 30, 2020, and excludes, as of such date:

•	271,121 shares of common stock issuable upon conversion of the Senior Secured Convertible Notes due August 15, 2023;

•	160,259 shares of common stock issuable upon exercise of outstanding stock options;

•	59,993, shares of common stock issuable upon vesting of restricted stock units;

•	87,000 shares of common stock available for future issuance under the Company’s equity incentive plans;

•	33,125 shares of common stock issuable upon exercise of warrants dated July 2017 at $47.00 per share;

•	1,845,540 shares of common stock issuable upon exercise of warrants dated October 2018 at $2.40 per share; and

•	any additional shares of common stock issued after September 30, 2020, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

PLAN OF DISTRIBUTION

A.G.P. Alliance Global Partners which we refer to as “AGP,” is acting as the placement agent in connection with this offering, subject to the terms and conditions of a placement agency agreement dated February 17, 2021. The placement agent is not purchasing or selling any of the shares of common stock offered by this prospectus supplement, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the shares of common stock. The placement agent has agreed to use reasonable best efforts to arrange for the sale of all of the shares of common stock offered hereby. Therefore, we may not sell the entire amount of the shares offered pursuant to this prospectus supplement. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

In connection with the offering, we will be entering into a securities purchase agreement with each purchaser. This agreement includes representations and warranties by us and the purchaser. This agreement also includes a covenant that in no event shall the total number of shares of common stock owned by a purchaser, or a group of which such purchaser is a part, exceed 19.9% of the number of shares of common stock outstanding prior to the offering, unless stockholder approval is obtained for such excess holding.

Institutional investors purchasing the securities offered hereby will execute a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us.

We will deliver the shares of common stock being issued to the investors upon receipt of investor funds for the purchase of the shares of common stock offered pursuant to this prospectus supplement. We expect to deliver the shares of common stock being offered pursuant to this prospectus on or about February 19, 2021.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 7% of the gross proceeds received at the closing from the sale of the shares of common stock offered hereby.

The following table shows per-share and total cash placement agent fees we will pay to the placement agent in connection with the sale of the shares of common stock offered pursuant to this prospectus.

Placement Agent Fees	$0.35
Total	$520,066

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above. In addition, subject to FINRA Rule 5110(f)(2)(d)(i), we have agreed to reimburse the placement agent for reasonable out-of-pocket expenses up to a maximum of $40,000. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $120,000.

Determination of Offering Price

The public offering price of the shares of common stock we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of our common stock we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act of 1934 (the “Exchange Act”), including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

This prospectus supplement may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent or by an affiliate is not part of this prospectus or the registration statement of which this prospectus supplement is a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of any shares of common stock sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” including Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M promulgated under the Exchange Act.

These rules and regulations may limit the timing of purchases and sales of shares offered hereby by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•

must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent may engage in passive market making transactions in our Common Stock on the Nasdaq Stock Market (“Nasdaq”) in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of shares of our common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If all independent bids are lowered below the passive market maker’s bid, however, that bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements

We and each of our executive officers and directors have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable for, or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 90 days after the date hereof without the prior written consent of AGP, except for sales of shares to satisfy tax withholding obligations upon settlement of restricted stock units outstanding as of the date of the lock-up agreement. This consent may be given at any time without public notice. Each executive officer and director shall be immediately and automatically released from all restrictions and obligations under the lock up agreement in the event that he or she ceases to be a director or officer of our company and has no further reporting obligations under Section 16 of the Exchange Act.

Other

From time to time, the placement agent and its affiliates may in the future provide various investment banking, financial advisory and other services to us and our affiliates for which services they may receive customary fees, but we have no present arrangements to do so. Subject to Regulation M and other applicable statutes and regulations, in the course of its businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent may at any time hold long or short positions in such securities or loans.

Listing

Our common stock is listed on the Nasdaq under the symbol “MOSY.”

LEGAL MATTERS

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by, Mitchell Silberberg & Knupp LLP, New York, New York. Gusrae Kaplan Nusbaum PLLC, New York, New York is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of MoSys, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a web site that contains reports, proxy, and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and you should read it with the same care that you read this prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement, and will be considered to be a part of this prospectus supplement from the date those documents are filed. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May  8, 2020, August  12, 2020 and November 10, 2020, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on April 17, 2020, May 13, 2020, May 15, 2020, June 30, 2020, July 17, 2020 and February 17, 2021; and

•

the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on June 26, 2001, as amended by Amendment No. 2 to Registration Statement on Form 8-A/A, filed with the SEC on November 12, 2010, Amendment No. 3 on Form 8-A/A, filed on July 27, 2011, and Amendment No. 4 on Form 8-A/A, filed on May 24, 2012.

In addition, we incorporate by reference all additional documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, that are made after the date of this prospectus supplement and the accompanying prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

MoSys, Inc.

2309 Bering Drive

San Jose, CA 95131

(408) 418-7500

Attention: Chief Financial Officer

In addition, you may obtain a copy of these filings from the SEC, as described in the section entitled “Where You Can Find More Information.”

PROSPECTUS

MOSYS, INC.

$25,000,000

Common Stock

Preferred Stock

Warrants

Units

Subscription Rights

We may offer from time to time:

•	Shares of our common stock;

•	Shares of our preferred stock;

•	Warrants to purchase our common stock or preferred stock;

•	Units; and

•	Subscription rights.

We may offer from time to time to sell the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of any such offering.

The securities we offer will have an aggregate public offering price of up to $25 million. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “MOSY.”

As of the date of this prospectus, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $5.5 million, based on 3,554,184 shares of outstanding common stock, of which approximately 3,515,202 shares were held by non-affiliates, and a price of $1.57 per share, which was the last reported sale price of our common stock on Nasdaq on November 23, 2020. As of the date of this prospectus, we have sold $1,900,080 of our securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 6 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2020.

In this prospectus, “MoSys,” “we,” “us” and “our” refer to MoSys, Inc. and its subsidiaries.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC or the Commission, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any or all of the securities described in the registration statement in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition and the widespread outbreak of contagious diseases, including the outbreak in 2020 of a respiratory illness caused by a novel coronavirus known as COVID-19.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

Our Company

We were founded in 1991. Our principal executive offices are located at 2309 Bering Dr., San Jose, CA 95131. Our telephone number at that address is (408) 418-7500. Additional information about us is available on our website at www.mosys.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.

Our strategy and primary business objective is to be a profitable intellectual property-rich fabless semiconductor company offering integrated circuits, or ICs, and related software, firmware and intellectual property, or IP, that deliver unparalleled memory bandwidth and access rate performance for high-performance data processing in cloud networking, communications, security appliances, video, test and monitoring, and data center systems. Our solutions deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. Our primary product line is marketed under the Accelerator Engine name and comprises our Bandwidth Engine and Programmable HyperSpeed Engine IC products, which integrate our proprietary, 1T-SRAM high-density embedded memory and a highly-efficient serial interface protocol resulting in a monolithic memory IC solution optimized for memory bandwidth and transaction access performance. As we are not developing new IC products, from a product development perspective, we continue to leverage our current technologies and core competencies to expand our product offerings without incurring significant additional research and development expenses. We are also developing our Virtual Accelerator Engine product line consisting of software, firmware and IP available for license. This product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. Despite our limited new IC product development efforts, we believe our current hardware and software/firmware product portfolio positions us for future growth and profitability.

We incurred net losses of approximately $2.8 million for the nine months ended September 30, 2020 and $2.6 million and $11.4 million for the years ended December 31, 2019 and 2018, respectively, and had an accumulated deficit of approximately $241.6 million as of September 30, 2020. These and prior year losses have resulted in significant negative cash flows for almost a decade and have necessitated that we raise substantial amounts of additional capital during this period. To date, we have primarily financed our operations through multiple offerings of common stock to investors and affiliates, as well as asset sale transactions and one offering of convertible notes.

We may continue to incur operating losses and will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time.

COVID-19

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of our control, and cannot be predicted.

In March 2020, Santa Clara County in California, where we are based, issued a ”shelter-in-place” order, or Order, that was initially effective through April 7, 2020 and has now been extended. We have been complying with the Order and have minimized business activities at our San Jose headquarters facility (our only facility) since March 2020. We have implemented a teleworking policy for our employees and contractors to reduce on-site activity at our facility. The Order impacted our ability to produce and ship our IC products in the second half of March, as certain of our vendors in the San Francisco Bay Area closed in accordance with the Order. In April 2020, we resumed shipments of our IC products, as we and our vendors are supporting shipment of components for critical infrastructure, as defined by the federal government; however, our employees are generally restricted from visiting our customer and vendor sites in compliance with the Order, and we are unable to conduct certain product testing and development activities.

We remain diligent in continuing to identify and manage risks to our business given the changing uncertainties related to COVID-19. The ultimate impact of the Covid-19 pandemic on our business and results of operations is uncertain and difficult to predict, and we are closely monitoring impacts, especially to customer programs and our supply chain. We expect that the impacts of the COVID-19 pandemic will have a negative impact on our revenues for the remainder of 2020, although we are not in a position to quantify such impacts. In addition, we have and continue to experience longer lead times for certain components used to manufacture our IC products. While we believe that our operations personnel are currently in a position to meet expected customer demand levels in the coming quarters, we recognize that unpredictable events could create difficulties in the months ahead. We may not be able to address these difficulties in a timely manner, which could negatively impact our business, results of operations, financial condition and cash flows.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. During the nine months ended September 30, 2020, we were able to raise additional capital and received a loan under the Paycheck Protection Program; however, if we need to raise additional capital to support operations in the future, we may be unable to access the capital markets and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

For additional information on risks that could impact our future results, please refer to the section titled “Risk Factors” below.

Our Products

Accelerator Engines

Our Accelerator Engine IC products include the Bandwidth Engine, which is targeted for high-performance applications where throughput is critical, and the Programmable HyperSpeed Engine, which combines the features of the Bandwidth Engine with 32 RISC processors to allow user-defined functions or algorithms to be embedded in the Programmable HyperSpeed Engine.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that has been designed to be a high-performance companion IC to packet processors. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;

•	reduce power consumption by approximately 50%;

•	reduce cost by greater than 50%; and

•	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5 gigabits per second, or Gbps, per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We continue to win new designs for this device family, and expect these products to be our primary revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count and cost savings to our customers.

Programmable HyperSpeed Engine

Our Programmable HyperSpeed Engine IC products further leverage our proven serial interface technology and high-density integrated memory with the processor engine architecture to enable high-speed customizable search, security, and data analysis functions for networking, security, and data center applications, as well as new markets such as video and compute acceleration. The product architecture features 32 search-optimized processor engines, data flow schedulers, and over a terabit of internal access bandwidth. The device leverages our GCI interface technology and high-density integrated memory (1152Mb of 1T-SRAM embedded memory).

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G PHYs, is designed to support industry standards and includes gearbox, Multi-Link Gearbox, or MLG, and high density clock data recovery, or CDR, and retimer devices designed to enable ethernet and optical transport networking line card applications to support the latest electrical and optical interfaces. To date, we have announced four unique devices in this product family:

•

MSH320, a 100Gbps Gearbox with Reed Solomon Forward Error Correction, or RS-FEC: For adapting 10x10Gbps to 4x25Gbps from 100Gbps optical standards to a host processor, such as a networking processing unit or field programmable gate array IC, with 10x10Gbps interfaces;

•	MSH225, a 10 Lane Full-Duplex Retimer: For high-density retiming applications where the line rates may be up to 28Gbps per lane and connect to a host processor equipped with 25Gbps interfaces;

•

MSH322, a 100Gbps MLG for line cards for support of high-density, independent 10 gigabit ethernet, or GE and 40GE interfaces multiplexed into a 100GE (4x25Gbps) host interface, while supporting electrical and optical industry standards; and

•	MSH321, a derivative MLG built into a highly compact package and optimized layout to support the MLG function in module and compact daughter card applications.

IP Licensing and Distribution

Historically, we licensed our IT-SRAM memory and SerDes interface technologies on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies. Most of these licensees incorporated our technology into ICs that they sold to their customers, and, in the case of IT-SRAM licenses, pay a royalty to us for each IC shipped that incorporates our technology. Royalty and other revenue generated from our legacy IP agreements represented approximately 11% of our total revenues for the nine months ended September 30, 2020 and 7% and 9% of our total revenues for fiscal years 2019 and 2018, respectively.

In 2019, we began development of our Virtual Accelerator Engine, or VAE product line, which consists of software, firmware, register transfer logic, or RTL, code and related IP, available for license. This new product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. These function accelerator platform products are hardware agnostic and operate with or without one of our Accelerator Engine ICs. Our first VAE product is our packet classification platform, and its software-defined, hardware-accelerated platform architecture utilizes an internally developed graphical memory engine, or GME, architecture to provide flexible data classification and analysis capability. We believe the technology will generate new opportunities that require less up-front architectural changes by system designers and provide a scalable performance roadmap of options using our Accelerator Engine ICs. We generated initial demonstration revenue from this product in the second quarter of fiscal 2020.We currently have multiple customers evaluating our GME technology, and we expect to record an initial production license in early 2021.

Risk Factors

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose part or all of your investment.

Use of Proceeds

We intend to use the net proceeds for general corporate purposes. These purposes may include working capital, acquisitions, retirement of debt and other business opportunities.

The amounts we plan to spend on each area of our operations, including capital expenditures, as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors, which includes short-term, investment-grade securities.

Dilution

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by us in a primary offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	shares of our common stock, par value $0.001 per share;

•	shares of our preferred stock, par value $0.01 per share;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	units comprised of one or more of the other securities described in this prospectus;

•	subscription rights to purchase one or more of the other securities described in this prospectus; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

At November 24, 2020, 3,554,184 shares of our common stock were outstanding and held of record by three stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

•	one vote per share on all matters submitted to a vote of the stockholders;

•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of common stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is traded on Nasdaq. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, any such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing the preferred stock, warrants or subscription rights on any securities exchange or quotation system. Any such listing with respect to our preferred stock, warrants or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreements and warrant certificates. While the terms we have summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, which may differ from the terms we describe below.

General

We may issue, together with other securities or separately, warrants to purchase shares of our common stock or our preferred stock. We may issue the warrants directly to the purchasers of the warrants or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. A warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement will describe the following terms, where applicable, of warrants that we may offer:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, including provisions for adjustment of the exercise price of the warrant;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire; and

•	the maximum or minimum number of warrants which may be exercised at any time.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the number of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, warrants or any combination thereof in such amounts and in such numerous distinct series as we determine. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock—Common Stock,” “Description of Capital Stock - Preferred Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Description of Subscription Rights

We may issue subscription rights to purchase shares of our common stock, preferred stock or warrants. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the securities that may be purchased pursuant to each subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC, if we offer subscription rights.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any market or securities exchange on which the securities offered in the prospectus supplement may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Issuance Pursuant to Certain Warrant Exercises

We may also offer and sell our common stock or preferred stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act, in connection with a settlement of litigation against us. No underwriter would be used in connection with such offer and sale of common stock or preferred stock or the exercise of such warrants. We would issue the shares of our common stock or preferred stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Experts

The consolidated financial statements of MoSys, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, incorporated in this Registration Statement on Form S-3 by reference to its Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the issuance of shares of any securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.mosys.com. Through links on the “Investors” portion of our website, we make available free of charge all reports, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act). Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K or other filed document and incorporated into this prospectus by reference. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement, including exhibits thereto, may be obtained from the SEC or us as indicated above.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information that is either incorporated by reference, or contained in, this prospectus and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 17, 2020;

(b)	our Current Report on Form 8-K filed with the SEC on February 20, 2020

(c)	our Current Report on Form 8-K filed with the SEC on April 17, 2020;

(d)	our Current Report on Form 8-K filed with the SEC on May 5, 2020;

(e)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 8, 2020;

(f)	our Current Report on Form 8-K filed with the SEC on May 13, 2020;

(g)	our Current Report on Form 8-K filed with the SEC on May 15, 2020;

(h)	our definitive proxy statement on Schedule 14A filed with the SEC on May 26, 2020;

(i)	our Current Report on Form 8-K filed with the SEC on June 30, 2020;

(j)	our Current Report on Form 8-K filed with the SEC on July 17, 2020;

(k)	our Current Report on Form 8-K filed with the SEC on August 7, 2020;

(l)	our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, filed with the SEC on August 12, 2020;

(m)	our Current Report on Form 8-K filed with the SEC on November 6, 2020; and

(n)	our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, filed with the SEC on November 10, 2020.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents. However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

MoSys, Inc.

2309 Bering Dr.

San Jose, CA 95131

(408) 418-7500

Attention: Chief Financial Officer

We will not, however, send exhibits to these documents unless the exhibits are specifically incorporated by reference in those documents or deemed to be incorporated by reference in this prospectus. In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

1,487,601 SHARES OF COMMON STOCK

PROSPECTUS SUPPLEMENT

Placement Agent

A.G.P.

February 17, 2021